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                                                                EXHIBIT 11.1

                                AMERICREDIT CORP.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                  (Dollars in Thousands, Except Per Share Data)

                                                        Three Months Ended
                                                          September 30,
                                                        -------------------
                                                        1996           1995
                                                        ----           ----
PRIMARY:
Average common shares outstanding. . . . . . . .     28,372,506     28,679,151

Common share equivalents resulting from
  assumed exercise of stock options
  and warrants . . . . . . . . . . . . . . . . .      1,746,433      2,544,400
                                                    -----------    -----------

Average common shares and share equivalents
  outstanding. . . . . . . . . . . . . . . . . .     30,118,939     31,223,551
                                                    -----------    -----------
                                                    -----------    -----------

FULLY DILUTED:

Average common shares outstanding. . . . . . . .     28,372,506     28,679,151

Common share equivalents resulting from
  assumed exercise of stock options
  and warrants . . . . . . . . . . . . . . . . .      2,006,421      2,935,420
                                                    -----------    -----------

Average common shares and share
  equivalents outstanding. . . . . . . . . . . .     30,378,927     31,614,571
                                                    -----------    -----------
                                                    -----------    -----------

NET INCOME . . . . . . . . . . . . . . . . . . .    $     8,072    $     2,520
                                                    -----------    -----------
                                                    -----------    -----------

EARNINGS PER SHARE:

  Primary. . . . . . . . . . . . . . . . . . . .    $       .27    $       .08
                                                    -----------    -----------
                                                    -----------    -----------

  Fully diluted. . . . . . . . . . . . . . . . .    $       .27    $       .08
                                                    -----------    -----------
                                                    -----------    -----------


Primary earnings per share has been computed by dividing net income by the average common shares and share equivalents outstanding. Common share equivalents were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of common share equivalents.

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Fully diluted earnings per share has been computed in the same manner as primary earnings per share except that the higher of the average or end of period common stock market price was used to determine the number of common share equivalents.